Exhibit 99.1

Investor Contact:

Bruce R. Foster, CFO
Asta Funding, Inc.
(201) 567-5648

Asta Funding Announces Results for

The Second Quarter Ended March 31, 2017

●	Simia Capital commences operations in January, completes the purchase of a $3 million personal injury claims portfolio
●	$18 million collected in May 2017 from claimants in the Company's personal injury claims segment
●	CBC Settlement completes its seventh private placement note offering for $18 million with a yield of 5%
●	$90.4 million investment in Structured Settlements and $47.9 million in Personal Injury Claims

 ENGLEWOOD CLIFFS, N.J., May 26, 2017 – Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a diversified financial services company, today announced results for the second quarter ended March 31, 2017.

"During the second quarter we completed our self-tender of 5.3 million shares of the Company's stock. Additionally, we completed our seventh securitization of our structured assets for $18 million, and during this month we collected approximately $18 million in personal injury claims which serves to stabilize our cash position. Our new personal injury claims company, Simia Capital, commenced operations in January and has completed the purchase of a $3 million personal injury claims portfolio," said Gary M. Stern, Chairman and Chief Executive Officer.

Mr. Stern continued, “While the first half of 2017 has been challenging for the Company, we believe we are executing on a sound strategy creating a strong foundation and value for our shareholders.”

On May 15, 2017, the Company announced that it would restate its previously issued unaudited consolidated financial statements for the quarter ended December 31, 2016 and file a Form 10-Q/A to primarily reflect adjustments in the fair market value for structured settlements and life contingency assets of CBC Settlement Funding, LLC, a 100% owned subsidiary of the Company. The Company will file its amended Quarterly Report on Form 10-Q/A in conjunction with the Company’s March 31, 2017 Form 10-Q today.

Fiscal Second Quarter 2017 Results

For the three months ended March 31, 2017, net loss attributable to Asta Funding, Inc. was $(5.6) million, or $(0.57) per diluted share, as compared to net loss attributable to Asta Funding, Inc. of $(1.8) million, or $(0.15) per diluted share for the three months ended March 31, 2016.

For the three months ended March 31, 2017, net loss was $(5.6) million as compared to net loss of $(1.7) million for the three months ended March 31, 2016.

Total income for the three months ended March 31, 2017 decreased $3.3 million to $7.6 million, compared to $10.9 million for the three months ended March 31, 2016. Total revenue included in the three months ended March 31, 2017 is approximately $0.6 million in revenue from CBC Settlement Funding, LLC on structured settlements, as compared to $2.9 million for the three months ended March 31, 2016. Also included in total revenues for the three months ended March 31, 2017 is approximately $2.1 million from the personal injury claims segment, as compared to $1.8 million for the three months ended March 31, 2016. Disability fee income for the three months ended March 31, 2017, was up by $0.6 million to $1.5 million as compared to $0.9 million for the three months ended March 31, 2016.

Finance income from the distressed receivable business was down by approximately $0.9 million to $4.0 million for the three months ended March 31, 2017, as compared to $4.9 million for the three months ended March 31, 2016.

General and administrative expenses were $16.0 million for the three months ended March 31, 2017, as compared to $13.2 million for the three months ended March 31, 2016. The increase for the three months ended March 31, 2017 was primarily attributable to an increase in professional fees, related to the Mangrove matter and increased bad debt expense related to Pegasus and write-off of other investments.

Interest expense was $1.0 million for the three months ended March 31, 2017 as compared to $0.8 million for the three months ended March 31, 2016.

Year-to-Date Results

For the six months ended March 31, 2017, net loss attributable to Asta Funding, Inc. was $(7.2) million, or $(0.67) per diluted share, as compared to net loss attributable to Asta Funding, Inc. of $0.0 million, or $0.00 per diluted share for the six months ended March 31, 2016.

For the six months ended March 31, 2017, net loss was $(7.2) million as compared to net income of $0.6 million for the six months ended March 31, 2016.

Total income for the six months ended March 31, 2017 was $16.7 million, as compared to $23.3 million for the six months ended March 31, 2016. Total revenue included for the six months ended March 31, 2017 is approximately $1.5 million in revenue from CBC Settlement Funding, LLC on structured settlements, as compared to $5.9 million for the six months ended March 31, 2016. Also included in total revenues for the six months ended March 31, 2017 is approximately $4.4 million from the personal injury claims segment, as compared to $4.9 million for the six months ended March 31, 2016. Disability fee income for the six months ended March 31, 2017 was up by $1.4 million to $2.9 million, as compared to $1.5 million for the six months ended March 31, 2016.

Finance income from the distressed receivable business was down by approximately $2.1 million to $8.0 million for the six months ended March 31, 2017 from $10.1 million for the six months ended March 31, 2016.

General and administrative expenses were $27.0 million for the six months ended March 31, 2017, as compared to $21.4 million for the six months ended March 31, 2016. The increase for the six months ended March 31, 2017 was primarily attributable to increase in professional fees of $2.4 million, primarily related to the Mangrove matter, increase in bad debt expense of $2.1 million, and a loss on investment of $3.4 million, partially offset by the reduction in litigation settlement costs of $2.0 million.

Interest expense was $1.9 million for the six months ended March 31, 2017, as compared to $1.5 million for the six months ended March 31, 2016. The increase in interest expense is related to the growth in our structured settlement business segment, CBC Settlement Funding, LLC. As of March 31, 2017, CBC's invested balance in structured settlements has increased 5.4% and 39.8% since September 30, 2016, and 2015, respectively.

Balance Sheet Review

As of March 31, 2017 the Company had approximately $15.9 million in cash and cash equivalents and available for sale investments, approximately $119.2 million in stockholders' equity, and a net book value per share of $18.16. At March 31, 2017, the Company had an invested balance of $90.4 million in structured settlements and $47.9 million in personal injury claims.

Other Matters

On February 15, 2017 the Company completed its self-tender offer to purchase its common stock. The Company purchased a total of 5,314,009 shares for a total cost to the Company of approximately $55 million. After the completion of this self-tender the Company had 6,562,215 shares of common stock outstanding.

Investor Call Information

A conference call for investors to hear and discuss results for the second quarter ended March 31, 2017 will be held on Friday, May 26, 2017 at 9:30 am EDT.

Toll-free dial-in number (U.S. and Canada):
(844) 281-7827

International dial-in number:
(478) 219-0008

Conference ID #:

30531712

Phone Replay:

Toll-Free #: (800) 585-8367

Toll #: (404) 537-3406

Conference ID #: 30531712

Recording will be available for replay two hours after the call's completion through 11:59 pm, EDT on June 11, 2017.

About Asta

Asta Funding, Inc. (NASDAQ:ASFI), headquartered in Englewood Cliffs, New Jersey, is a diversified financial services company that assists consumers and serves investors through the strategic management of four complementary business segments: Personal Injury Claims, Structured Settlements, Consumer Debt and Disability Advocacy.

Founded in 1994 as a sub-prime auto lender, Asta now manages business units that include funding of personal injury claims through its 80 percent owned subsidiary, Pegasus Funding LLC, and starting on January 2, 2017, through its wholly owned subsidiary, Simia Capital, LLC; structured settlements through its wholly owned subsidiary, CBC Settlement Funding LLC; acquiring and managing international distressed consumer receivables through its wholly owned subsidiary, Palisades Acquisitions LLC; and benefits advocacy through its wholly owned subsidiary, GAR Disability Advocates, LLC. For additional information, please visit our website at http://www.astafunding.com.

Forward-Looking Statements

All statements in this news release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor's willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2016 and other filings with the Securities and Exchange Commission . All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(rounded to the nearest thousands, except share data)

	(Unaudited)
	March 31, 2017	September 30, 2016
ASSETS
Cash and cash equivalents	$10,521,000	$18,526,000
Restricted cash	10,064,000	—
Available for sale investments (at fair value)	5,397,000	56,764,000
Consumer receivables acquired for liquidation (at net realizable value)	11,651,000	13,671,000
Structured settlements (at fair value)	90,370,000	85,708,000
Investment in personal injury claims	47,888,000	48,289,000
Other investments, net	—	3,590,000
Due from third party collection agencies and attorneys	1,044,000	1,005,000
Prepaid and income taxes receivable	7,609,000	880,000
Furniture and equipment, net	199,000	243,000
Deferred income taxes	17,556,000	15,530,000
Goodwill	2,770,000	2,770,000
Other assets	6,327,000	8,423,000
Total assets	$211,396,000	$255,399,000
LIABILITIES
Line of credit	$9,600,000	$—
Other debt – CBC (including non-recourse notes payable of $55.5 million at March 31, 2017 and $57.3 million at September 30, 2016)	74,183,000	67,435,000
Other liabilities	8,462,000	5,974,000
Income taxes payable	—	252,000
Total liabilities	92,245,000	73,661,000
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none	—	—
Common stock, $.01 par value, authorized 30,000,000 shares; issued 13,336,508 at March 31, 2017 and at September 30, 2016; and outstanding 6,562,215 at March 31, 2017 and 11,876,224 at September 30, 2016	133,000	133,000
Additional paid-in capital	67,034,000	67,026,000
Retained earnings	120,837,000	128,063,000
Accumulated other comprehensive income (loss)	(726,000)	86,000
Treasury stock (at cost) 6,774,293 shares at March 31, 2017 and 1,460,284 shares at September 30, 2016	(67,128,000)	(12,925,000)
Non-controlling interest	(999,000)	(645,000)
Total stockholders’ equity	119,151,000	181,738,000
Total liabilities and stockholders’ equity	$211,396,000	$255,399,000

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(rounded to the nearest thousands, except share data)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Revenues:
Finance income, net	$4,018,000	$4,914,000	$8,019,000	$10,056,000
Personal injury claims income	2,146,000	1,846,000	4,448,000	4,931,000
Unrealized (loss) gain on structured settlements	(1,338,000)	1,637,000	(2,293,000)	3,164,000
Interest income on structured settlements	1,941,000	1,301,000	3,842,000	2,708,000
Disability fee income	1,502,000	872,000	2,856,000	1,531,000
Total revenues	8,269,000	10,570,000	16,872,000	22,390,000
Other income (loss) - includes ($948,000) and $0 during the three month periods ended March 31, 2017 and 2016, and ($993,000) and ($31,000) during the six month periods ended March 31, 2017 and 2016, respectively, of accumulated other comprehensive loss reclassification for securities sold	(688,000)	378,000	(129,000)	893,000
	7,581,000	10,948,000	16,743,000	23,283,000
Expenses:
General and administrative	15,995,000	13,209,000	26,978,000	21,448,000
Interest	982,000	788,000	1,916,000	1,516,000
Impairment of consumer receivables	—	124,000	—	124,000
	16,977,000	14,121,000	28,894,000	23,088,000
(Loss) income before income tax	(9,396,000)	(3,173,000)	(12,151,000)	195,000
Income tax (benefit)/expense - includes tax expense of $379,000 and $0 during the three month periods ended March 31, 2017 and 2016 and $397,000 and $11,000 during the six month periods ended March 31, 2017 and 2016, respectively, of accumulated other comprehensive income reclassifications for unrealized net gains / (losses) on available for sale securities	(3,818,000)	(1,425,000)	(4,937,000)	(392,000)
Net (loss) income	(5,578,000)	(1,748,000)	(7,214,000)	587,000
Less: net (loss) income attributable to non-controlling interests	(9,000)	83,000	12,000	612,000
Net loss attributable to Asta Funding, Inc.	$(5,569,000)	$(1,831,000)	$(7,226,000)	$(25,000)
Net loss per share attributable to Asta Funding, Inc.:
Basic	$(0.57)	$(0.15)	$(0.67)	$(0.00)
Diluted	$(0.57)	$(0.15)	$(0.67)	$(0.00)
Weighted average number of common shares outstanding:
Basic	9,691,576	12,076,120	10,795,903	12,115,987
Diluted	9,691,576	12,076,120	10,795,903	12,115,987